         OPERATING AGREEMENT (the "LLC AGREEMENT") dated as of December __, 1999 by and between SHERIDAN SQUARE ENTERTAINMENT, LLC. d/b/a Artemis Records ("Artemis"), at 130 Fifth Avenue, New York, New York 10011, on the one hand, and Antra Music Group, Inc. ("Antra"), at 1515 Locust Street, Philadelphia, PA 19102, on the other hand.

        All capitalized terms not expressly defined herein shall have the same meaning ascribed to them in Exhibit A annexed hereto and incorporated herein by this reference.

                                   ARTICLE I
                                  ORGANIZATION


          SECTION 1.01. Formation.

          (a) As of the date hereof, (the "Commencement Date"), Artemis and Antra have agreed to form, pursuant to the Delaware Limited Liability Company Act, as amended, (the "Act"), and all other pertinent laws of the State of Delaware, Antra Records, LLC ("Company") as a limited liability company, for the purposes and upon the terms and conditions hereinafter set forth. Artemis and Antra and any additional member or successor-in-interest admitted to Company in accordance with the terms hereof shall sometimes be referred to individually as a "Member" and collectively as the "Members". Each Member's equity interest in Company is sometimes hereinafter referred to as a "Member Interest".

          (b) Promptly following the date hereof, each Member shall execute, [or, if applicable, Artemis on behalf of the Members shall execute (and provide copies to Antra following receipt of Antra's written request for same)] and the Members shall, as soon as practicable, file and record, or cause to be filed and recorded with the Office of the Secretary of State of the State of Delaware, as required by and in conformance with Section 18-201 of the Act, a certificate of formation of Company in the form attached hereto as Exhibit B (the "Certificate") (the date of such filing being the "Formation Date"). Each Member shall [or, if applicable, Artemis on behalf of the Members shall (and provide copies to Antra following receipt of Antra's written request for same)], if required by law, publish such other certificates or other instruments as may be necessary or desirable under the laws of any state in which Company does business in connection with the formation of Company, the commencement and carrying on of its business and the establishment and preservation of the limited liability of the Members.

          SECTION 1.02. Name and Office. The name of Company shall be Antra Records, LLC, or such other name as the Members shall mutually approve in writing. All business of Company shall be conducted under such name and title to all property real, personal, or mixed, owned by or leased to Company shall be held in such name. The principal place of business of Company shall be at 1515 Locust Street, Philadelphia, PA 19102 or at such other place within the Philadelphia metropolitan area as may be chosen at any time and from time to time by unanimous written consent of the "Executive Board" (as defined in Section 7.01 hereof). The registered office and registered agent of Company shall be United Corporate Services, Inc., 15


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East North Street, Dover, DE 19901 (County of Kent). Company may have such offices and places of business as the Members may from time to time designate.

          SECTION 1.03. Purpose

          (a) The purpose of Company is to conduct a record company business substantially in accordance with industry practices for record companies of the size of the Company. In that connection, the Company shall: (i) conduct said record company business, (ii) seek to have recording artists enter into exclusive recording agreements with the Company as set forth herein; (iii) produce, sell, license and otherwise exploit Company Masters and Records derived therefrom by any means or methods whether now known or hereafter devised; (iv) engage in customary activities of a company in the phonograph record industry; and (v) do all things necessary or incidental in connection with the foregoing as may be determined by the Management Committee from time to time (collectively the "Business").

          (b) Company shall not, without the prior written consent of each of the Members, engage in any business or activity other than the Business and those activities that are necessary or advisable to carry out the Business.

          (c) Antra and Artemis hereby acknowledge that the parties have previously entered into a pressing and distribution agreement (the "P&D Agreement") dated as of July 28, 1999. Antra and Artemis further acknowledge that subject to Antra's Minimum Submission Requirement [as defined in paragraph 7.04(a)(i)], Antra, in its sole discretion, shall determine which Proposed Artists [as such term is defined paragraph 7.04(a)(i)] it shall furnish to Company in accordance with the terms and conditions of the LLC Agreement and which Proposed Artists it will exploit pursuant to the Terms and Conditions of the P&D Agreement.

          SECTION 1.04. Term

          (a) Unless sooner terminated pursuant to Article X below, the period during which Artemis shall be obligated to fund the operation of the Company as provided herein (the "Term") commenced on the Commencement Date and shall continue for three (3) years and shall automatically extend, unless Artemis sends Antra written notice to the contrary, for an additional two (2) year period, subject to Article X hereof. Each one (1) year period during the Term, as such period may be suspended or extended in accordance with the terms hereof is sometimes referred to herein as a "Term Year".

          (b) Upon the expiration or termination of the Term:

              (i) Artemis shall have no further obligation to make any Loans to or on behalf of Company or Antra (i.e., Artemis shall have complete discretion whether to expend any additional monies in connection with the exploitation of Company Masters);

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

              (ii) Antra and Joseph Marrone shall have no further obligation to submit Artists to Company pursuant to Section 7.04 hereof;

              (iii) Antra and Joseph Marrone shall have no further obligation to render services for Company and Artemis as a record company executive on an exclusive basis; and

              (iv) All parties hereto shall be deemed to have fulfilled all of their respective obligations hereunder, except for those obligations which survive the termination of the Term, such as warranties, indemnities, any repayment obligations expressly set forth herein or in the Loan Agreement which Company and/or Antra may have and Artemis' obligation, on behalf of Company, to accrue and pay Distributable Profits to Antra, if and when due, in respect of Company Masters delivered to Company during the Term;

              (v) The overall control and management of Company shall be vested entirely in Artemis. Without limiting the foregoing, Artemis will have the continuing right to market, distribute and otherwise exploit Company Masters delivered to Company during the Term, on the same terms and conditions set forth herein with respect to the Term, and to use the Mark, on and in connection with the exploitation of Company Masters;

          SECTION 1.05. Territory. The Company shall have the right to conduct the Business throughout the world (the "Territory").

                                   ARTICLE II
                                     LOANS

           SECTION 2.01. Artemis' Funding Contributions. Subject to the terms of the "Working Capital Loan and Security Agreement" annexed hereto as Exhibit C (the "Loan Agreement"), Artemis shall make the following "Advances" at the following times:

           (a) Operating Advances. Provided Antra is not in material breach of its obligations under the LLC Agreement or the Consulting Agreement:

              (i) During the Term, Artemis shall make loans (collectively, the "Loans") to Company, in the form of a "Line of Credit", sufficient in amount to enable Company to pay all expenses set forth in the approved Annual Budget (as described and defined in Section 2.02 below) for each Term Year, but only to the extent funds are unavailable from Company's operations to pay such expenses. Subject always to the applicable approved Annual Budget, the aforesaid expenses shall be limited to: Advances to Accepted Artists and to producers of Company Masters, recording costs, video production costs, record royalties, mechanical royalties, outside legal fees, promotion, marketing and advertising expenditures, sample clearances, artwork, production and manufacturing costs, and distribution and other fees payable to third parties in connection with the exploitation of the Masters. In furtherance of the foregoing, on the


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Commencement Date, and pursuant to the terms of the Loan Agreement, Artemis shall establish, for Company's benefit, a working capital line of credit (the "Line of Credit") to cover the Loans.

              (ii) Subject to the provisions of this Section 2.01 and Section
2.02 below, the Line of Credit will be available for drawing down by Company in accordance with the approved Annual Budget then in effect. In the event Antra desires to cause Company to draw down on the Line of Credit for an item of expense not specifically provided for in the Annual Budget, then Antra must obtain Artemis' specific, prior written approval therefor.

              (iii) Notwithstanding anything to the contrary expressed or implied herein, the following shall apply with respect to any Fiscal Year during the Term after the Initial Term Year:

                  (A) If at the end of the first six (6) months of such Fiscal Year, the income statement (including Artemis' reasonable estimate of so-called "pipeline" income) of Company for such six (6) month period shows either (1) an actual Net Loss for such six month period or (2) a projected annual Net Loss for such Fiscal Year, in either case in excess of Three Million Dollars ($3,000,000) (the "Loss Cap"), then Company's right to draw down on the Line of Credit during the remainder of such Fiscal Year shall be suspended; provided that, if the income statement of Company at the end of any subsequent month during such Fiscal Year shows a projected annual Net Loss for such Fiscal Year which is less than the Loss Cap (e.g., a projected annual Net Loss of $2,750,000), then Company's right to draw down on the Line of Credit (and Artemis' obligation to make payments to Company therefrom) shall resume until such time, if ever, as the Loss Cap is reached for such Fiscal Year.

                  (B) If at the end of any Fiscal Year after the Initial Term Year, the formal accounting statement rendered by Artemis for such Fiscal Year shows a Net Loss for such Fiscal Year in excess of the Loss Cap, then Artemis shall have the right to exercise its option to dissolve the Company, as provided in Section 10.02(e) below. Without limitation of the foregoing, Antra shall have the right, but not the obligation, to "pay down" the Loss Cap no later than thirty (30) days after the date of Artemis' notice of its intention to suspend operation of Company in accordance with subparagraph 2.01(a)(iii)(A) above or to dissolve Company in accordance with this subparagraph 2.01(a)(iii)(B), provided however, Antra shall not encumber (whether by mortgage, lien, pledge, charge, security interest, guarantee, or otherwise), sell, transfer or otherwise dispose of any assets of Company in order to "pay down" the Loss Cap in accordance herewith.

                  (C) Artemis' Finance Department shall oversee the preparations of all financial statements of Company, including Company's income statements and the assumptions thereto. Notwithstanding any other provision in the LLC Agreement, the Line of Credit shall not be deemed to be a guaranty, maintenance agreement or other similar agreement, or under any circumstances used to satisfy the general obligations of Company other than in accordance with this Section 2.01.


                                       4


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                  (iv) As set forth in more detail in the Loan Agreement, the principal sum of the Line of Credit, outstanding from time to time, will bear interest at a floating rate which is equal to one percentage point above the prime lending rate announced by Citibank, N.A., from time to time. Interest shall be compounded and shall accrue on the outstanding principal amount of the Line of Credit on the basis of a three hundred sixty (360) day year over the actual number of days elapsed.

                  (v) Notwithstanding the foregoing, neither Antra (except as expressly set forth in paragraph 10.04) nor Joseph Marrone shall have an obligation to repay the Loans. For the avoidance of doubt, the immediately preceding sentence shall in no way relieve Company of any of its obligations pursuant to this LLC Agreement.

           SECTION 2.02. Annual Budget. With respect to each Fiscal Year, during the Term, no later than one hundred and twenty (120) days before the end of the end of the current Fiscal Year, Antra shall prepare and submit to Artemis, for Artemis' approval on a line item-by-line item basis, an annual budget ("Annual Budget") setting forth in reasonable detail all anticipated revenues and expenditures of Company for the next Fiscal Year. Without limiting the foregoing, each Annual Budget shall be in the form annexed hereto as Exhibit D. Artemis shall have the right, in its reasonable discretion, to approve or disapprove the Annual Budget and/or any individual line items set forth therein, it being understood that Artemis' approval of any Annual Budget must be confirmed in writing by an authorized representative of Artemis to be binding on Artemis. In the event Artemis refuses to approve the proposed Annual Budget as submitted by Antra, then the approved Annual Budget for the immediately-preceding Fiscal Year for each line item shall govern until such time, if ever, as Artemis has formally approved a new Annual Budget for the current Fiscal Year in the manner provided herein. For the avoidance of doubt, Artemis shall not fund the Annual Budget(s) shall not be inclusive of any so-called "Overhead Expenses" and both Antra and Artemis shall be solely responsible for their respective Overhead Expenses.

           SECTION 2.03. No Further Capital/Loans. Except as expressly provided in this agreement or as otherwise agreed to in writing, no Member or third party shall be required or entitled to contribute any other or further capital to Company, nor shall any Member or third party be required or entitled to loan any funds of any kind to Company. Notwithstanding the foregoing, in the event that there is an exigency which requires capital that is not otherwise required to be contributed by Artemis pursuant to the LLC Agreement, and the Members do not agree to make additional Capital Contributions, then, at Artemis' election, it may make a loan to the Company which shall bear interest at a floating rate per annum of 2% in excess of the reference rate of Chase Manhattan Bank as it may exist from time to time while such loan is outstanding, but not in excess of the maximum permitted by law, and if such rate is in excess of the maximum, then at such maximum rate. Any such loan shall be repaid by the Company on demand, and if not sooner repaid, shall be repaid prior to the making of any cash distributions to the Members.


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

                                  ARTICLE III
                                   INTERESTS

           SECTION 3.01. Interests. On the Formation Date, the Members' membership interest in the Company shall be as follows: (i) Artemis, fifty percent (50%); and (ii) Antra, fifty percent (50%).

           SECTION 3.02. Capital Accounts. A "Capital Account" shall be maintained for each Member on the books of Company in accordance with Section 1.704-1(b) of the Treasury Regulations as of any particular date. Each Member's Capital Account initially shall be equal to such Member's initial contribution under the LLC Agreement (except as otherwise set forth herein) and thereafter shall be adjusted as follows:

           (a) Increases in the Capital Account of a Member. The Capital Account of each Member shall be increased by:

              (i) The amount of any cash contributed by the Member to Company, pursuant to the LLC Agreement;

              (ii) The amount of any income and gain (or items thereof), including tax exempt income and gain, allocated on or after the date hereof to such Member;

              (iii) The amount, if any, of any Company liabilities assumed by such Member on or after the date hereof, other than liabilities that are secured by any Company property distributed to such Member by Company, as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(c)(1); and

              (iv) The fair market value of property contributed to the capital of Company by such Member on or after the date hereof (net of liabilities secured by such contributed properties that Company is considered to assume or take subject to or under Section 752 of the Code.)

           (b) Decreases in the Capital Account of a Member. The Capital Account of each Member shall be decreased by:

              (i) The amount of cash distributed to such Member by Company on or after the date hereof;

              (ii) The amount of any loss or deduction (or items thereof) allocated to such Member on or after the date hereof,

              (iii) The fair market value of any property distributed to such Member by Company an or after the date hereof (net of liabilities secured by such distributed property that


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such Member is considered to assume or take subject to or under Section 752 of the Code);

                (iv) The amount of individual liabilities of such Member that is assumed by Company on or after the date hereof other than liabilities secured by property contributed by such Member to Company as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(c)(2); and

                (v) The amount of any allocations to such Member of expenditures of Company described in Section 705(a)(2)(B) of the Code.

No interest shall be paid on Capital Contributions, nor earned on Capital Accounts of any party hereto. A party hereto with a negative Capital Account shall not be obligated to contribute any amounts to Company to eliminate such negative balance, nor shall such party owe to the other party or to Company any interest on any negative balance in its Capital Account. If all or any portion of a Member Interest is transferred, as permitted hereunder, the transferee shall succeed to the transferor's Capital Account to the extent it relates to the transferred interest. Loans made by Artemis or its Affiliates or the repayment thereof or any interest accrued thereon shall not constitute contributions or reductions therefrom to capital for purposes of this Section
3.02. A Member's Capital Account shall not be affected (except indirectly by the reduction in Company income resulting from such payments) by the payment to it by Company of a fee or other compensation for services rendered to the Company or in reimbursement of any expenses paid or incurred by such Member in connection therewith.

        SECTION 3.03. Return of Capital Contribution. Company shall not be liable to either Member and each Member shall not be liable to the other Member for a return of Capital Contributions. Neither Member shall be entitled to withdraw from the Company except as set forth herein.

        SECTION 3.04. Maintenance of Capital Accounts. Each Capital Account established for a Member shall be maintained by the "Tax Matters Partner" in accordance with the rules of Section 704(b) of the Code and the Treasury regulations promulgated thereunder. Artemis, in consultation with Antra, shall be deemed the "Tax Matters Partner" of Company. As the Tax Matters Partner, Artemis shall make such tax elections as it deems necessary and/or advisable in its discretion (such as under Section 754 of the Code). Artemis inadvertent, non-repetitious failure to consult with Antra shall not be deemed to be a breach of the LLC Agreement. Upon receipt of Antra's request, Artemis shall provide Antra with copies of tax returns prepared for Company.


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

                                   ARTICLE IV
                         AGREEMENTS AND REPRESENTATIONS

SECTION 4.01. Intentionally Omitted.

        SECTION 4.02. Artemis Representations. Artemis represents and warrants, as of the execution hereof, each of the following: (a) Artemis has all necessary power and authority to enter into, and to perform its obligations under, the LLC Agreement; (b) the execution, delivery and performance of the LLC Agreement by Artemis does not and will not (i) conflict with or violate any law or order of any court or other governmental authority applicable to Artemis or any of its assets, properties or businesses; or (ii) result in any breach of or constitute a default under any agreement to which Artemis is a party or by which any of such assets or properties is bound or affected; (c) Artemis is a corporation duly organized, existing and in good standing under the laws of the State of New York, and (d) Artemis shall act in good faith with respect to all matters covered by the LLC Agreement and the Exhibits hereto. Artemis shall not at any time do, or authorize any Person to do, anything inconsistent with the terms and conditions set forth herein or which might diminish or impair any party's rights hereunder, nor shall Antra become liable by reason of any representation, act or omission of Artemis that is contrary to the provisions hereof.

        SECTION 4.03. Antra Representations. Antra represents and warrants, as of the execution hereof, each of the following:

        (a) Antra is a corporation duly organized, existing and in good standing under the laws of the State of Pennsylvania.

        (b) Antra has all necessary power and authority to enter into, and to perform its obligations under the LLC Agreement and the Exhibits hereto. This LLC Agreement and the Exhibits hereto upon execution will constitute legal, valid and binding obligations of Antra, enforceable against Antra in accordance with their terms. The execution, delivery and performance of the LLC Agreement by Antra do not and will not: (i) violate, conflict with or result in the breach of any law or order of any court or other governmental authority applicable to Antra, or any of its assets, properties or business; or (ii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of Antra pursuant to, any note, bond, mortgage or indenture, contract agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Antra is a party or by which any of such assets or properties are bound or affected.

        (c) Antra has provided Artemis with copies of all written contracts and has disclosed to Artemis the terms of all material oral agreements to which Antra or any Affiliate is a party or has any obligation (i) with composers, lyricists, singers, musicians, or any other Person, in each case, directly relating to the production, manufacture or distribution of Master Recordings,
(ii) intentionally omitted, (iii) that limit or purport to limit the ability of Antra or any Affiliate to

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compete in the Business or in any geographic area, or (iv) the performance of which would, or could reasonably be expected to have a material adverse effect on the business, financial condition or prospects of Antra, Company or Artemis (and all such contracts and pre-existing obligations are listed on Exhibit E).

        (d) Company shall have good title to all of the properties, rights, and assets which may be transferred or licensed to or acquired in any way by Company, free and clear from all liens, encumbrances and third-party interests.

        (e) Company shall own and/or possess adequate licenses or other valid rights to use (without payment, except as expressly set forth herein) all trademarks [including, without limitation, the "Antra", "Antra Records", and "Antra Music Group" trademarks and logos (collectively, the "Mark")], copyrights and other proprietary rights necessary to conduct its business and none of the following shall be defamatory or violate or infringe upon the rights of any Person, including, without limitation, contractual rights, copyrights and rights of privacy: (i) any name, trademark, logo or other identification used by Company, including without limitation, the Mark; or (ii) any materials, ideas or other properties embodied in or used in connection with the Master Recordings or the packaging of or the advertising for Phonograph Records embodying Master Recordings.

        (f) Antra has no knowledge of any claim or purported claim, lien or right of any third party which would interfere with Company's or Artemis' rights hereunder or create any liability on the part of Artemis or Company. Antra further covenants that it will not make any sale or exchange of any interest in Company that will cause a termination of Company within the meaning of Section 708 of the Code.

        (g) Antra expressly agrees that all Master Recordings recorded pursuant to any Artist Agreement or otherwise pursuant to the LLC Agreement (specifically excluding master recordings delivered pursuant to the P&D Agreement), from the inception of the recording thereof, and all artwork ("Artwork") created for use on or in connection with Phonograph Records or other derivatives of such Master Recordings, shall be deemed "works made for hire" for Company. Accordingly, all such Master Recordings, from the inception of the recording thereof, and all Phonograph Records and other reproductions made therefrom, together with the performances embodied therein, and all Artwork, and all copyrights therein and thereto, and all renewals and extensions thereof, shall be entirely Company's property, free of any claims whatsoever by Antra or any other Person. throughout the world and in perpetuity. Accordingly, Company shall have the exclusive right to obtain registration of copyright (and all renewals and extensions) in those Master Recordings and in all Artwork, in Company's name, as the owner and author thereof. If for any reason any such Master Recording(s) or Artwork are deemed not to be "works made for hire" for Company, then Antra hereby irrevocably assigns to Company all of Antra's right, title and interest in and to such Master Recordings and Artwork (including, without limitation, all copyright therein, and all renewals and extensions thereof). Without limiting the generality of the foregoing, Company shall have the sole, exclusive and unlimited right

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throughout the world to manufacture Records and otherwise exploit the Master
Recordings and the performances thereon, or any part thereof, by any method(s) now or' hereafter known embodying any portion(s) or all of the performances embodied on such Master Recordings.

        (h) Antra shall act in good faith with respect to all matters covered by the LLC Agreement and the Exhibits hereto. Antra shall not at any time do, or authorize any Person to do, anything inconsistent with the terms and conditions set forth herein or which might diminish or impair any party's rights hereunder, nor shall Artemis become liable by reason of any representation, act or omission of any of Antra that is contrary to the provisions hereof.

        (i) Antra shall not, at any time, directly or indirectly, give or offer to give any consideration of any kind to any radio or television station, network, to any employee thereof, or programming for the purpose of securing the broadcast or promotion of any phonograph records embodying Master Recordings.

        (j) Neither the tangible products produced in connection with Antra's activities under the LLC Agreement, including the Exhibits hereto, nor any payments to be made pursuant to the LLC Agreement (including the Exhibits hereto) is currently being used or pledged or shall be used or pledged by Antra as collateral and/or security for any loan, indebtedness, lien or any other liability that Antra may have incurred heretofore or incur hereafter.

                                   ARTICLE V
                                 DISTRIBUTIONS

SECTION 5.01. Distributions.

        (a) Within ninety (90) days following the last day of each Fiscal Year, and in connection with each accounting hereunder pursuant to Section 8.04(a) below, Company shall do the following: (i) distribute to Antra an amount equal to fifty percent (50%) of Distributable Profits, but only after making the "Priority Distribution" to Artemis set forth in the next sentence; and (ii) distribute to Artemis an amount equal to fifty percent (50%) of Distributable Profits. For purposes of this agreement, "Distributable Profits" shall mean, with respect to the Fiscal Year concerned, the lesser of: (x) Net Profits and
(y) Available Cash as of the date of such distribution after satisfying the following priorities:

            (i) First, Available Cash shall be applied to reduce the accrued and unpaid interest on the Loans;

            (ii) Second, if there is any Available Cash remaining, it shall be applied to reduce the principal amount of the Loans; and

            (iii) Third, if there is any Available Cash remaining, it shall be used to


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establish a reasonable reserve against the anticipated cash disbursements required for the costs and expenses of the proper management of Company's activities hereunder (in accordance with approved Annual Budget, or as otherwise approved by the Executive Board) during the next twelve (12) months of the Term, to the extent in excess of the anticipated cash receipts during such period.

         (b) Company, Antra and Artemis shall each be solely responsible for their respective liabilities for all taxes due to any taxing authority, and nothing hereunder shall be construed to require Artemis to pay or reimburse Antra or Company for any taxes of any nature which are payable by Antra or Company.

         (c) Without limitation of the foregoing, Artemis shall have the right to deduct any outstanding amounts under the P&D Agreement from any Distributable Profits or other monies otherwise due you hereunder. For the avoidance of doubt, such amounts shall not be added to any Loss Cap calculations prepared by Artemis pursuant to paragraph 2.01(a)(iii).

                                   ARTICLE VI
                                  ALLOCATIONS

        SECTION 6.01. Computation of Net Income and Net Loss. The Net Income and Net Loss of Company for any Fiscal Year shall be an amount equal to Company's taxable income (or loss) for such Fiscal Year (computed in accordance with Section 703(a) of the Code), with the following adjustments:

         (a) any income of Company for such Fiscal Year that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss under this Section 6.01 shall be added to such taxable income (or loss);

         (b) any Section 705(a)(2)(B) Expenditure for such Fiscal Year not otherwise taken into account in computing Net Income or Net Loss under this
Section 6.01 shall be subtracted from such taxable income (or loss);

         (c) in the event the book value of any asset is adjusted pursuant to
Section 704(b) of the Code and the Treasury regulations promulgated thereunder, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing the Net Income or Net Loss;

         (d) any gain or loss resulting from the disposition during such Fiscal Year of any asset (in a taxable transaction) shall be computed by reference to the book value of such asset;

        (e) in lieu of the depreciation (or cost recovery) or amortization with respect to any asset taken into account in computing such taxable income (or loss), there shall be taken into account depreciation (or cost recovery) or amortization in respect of such asset determined by

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applying the method used by Company for federal income tax purposes with respect to such asset to the book value of such asset (or if the tax basis of such asset is zero at the beginning of such Fiscal Year, by applying any reasonable method selected by the Tax Matters Partner);

         (f) any items in the nature of income, gain, expense or loss that are specially allocated pursuant to Section 6.04 shall not be taken into account;

        (g) to the extent an adjustment to the tax basis of any Partnership asset pursuant to Section 734(b) or Section 743(b) of the code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) or (m)(2) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner's interest in Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account in computing Net Income or Net Loss; and

         (h) all items of income, gain, loss, deduction or expense that are required to be separately stated pursuant to Section 7.03(a)(1) of the Code shall be included in computing Net Income or Net Loss.

        SECTION 6.02. Allocation of Net Income, After giving effect to the special allocations set forth in Section 6.04 hereof, Net Income for any Fiscal Year shall be allocated as follows:

        (a) First, to Artemis in an amount equal to the excess, if any, of (i) the cumulative Net Losses allocated to Artemis pursuant to Section 6.03(b) hereof for all prior Fiscal Years, over (ii) the cumulative Net Income allocated to Artemis pursuant to this Section 6.02(a) for all prior Fiscal Years; and

         (b) The balance, if any, fifty percent (50%) to Artemis and fifty percent (50%) to Antra.

        SECTION 6.03 Allocation of Net Losses. After giving effect to the special allocations set forth in Section 6.04 hereof, Net Losses for any Fiscal Year shall be allocated as follows:

        (a) First, fifty percent (50%) to Artemis and fifty percent (50%) to Antra in an amount equal to the excess, if any, of (i) the cumulative Net Income allocated to the Members pursuant to Section 6.01(b) hereof for all prior Fiscal Years, over (ii) the cumulative Net Losses allocated to the Members pursuant to this Section 6.03(a) for all prior Fiscal Years; and

         (b) Second, one hundred percent (100%) to Artemis,

SECTION 6.04. Special Allocations.

        (a) (i) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Article VI, if there is a net decrease in partnership minimum gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in partnership minimum gain, determined accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704(j)(2) of the Treasury Regulations. This subsection 6.02(a)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704(f) of the Treasury Regulations and shall be interpreted consistently therewith.

            (ii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(6) of the
Treasury Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this subsection 6.04(a)(ii) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this subsection 6.04(a)(ii) were not in the LLC Agreement,

            (iii) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of
(x) the amount such Member is obligated to restore pursuant to any provision of the LLC Agreement, and (y) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1),and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this subsection 6.04(a)(iii) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for herein have been made as if subsection 6.04(a)(ii) and this subsection 6.04(a)(iii) were not in the LLC Agreement.

            (iv) Curative Allocations. The allocations set forth above in this
Section 6.04 (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this subsection 6.04(a)(iv). Therefore, notwithstanding any other provision of the LLC Agreement (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the LLC Agreement and all Company items were allocated pursuant to the LLC Agreement without regard to the Regulatory Allocations, In exercising their discretion under this subsection 6.04(a)(iv), the Members shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made under subsections 6.04(a)(i), (ii) and (iii) above.

            (v) Other Allocation Rules. Solely for purposes of determining the Members' proportionate share of the "excess nonrecourse liabilities" of Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Members interest in Company profits shall be equal to such Member's Member Interest in Company (i.e., 50%).

        (b) To the extent permitted by Section 1.704-2(h)(3) of the Treasury Regulations, the Members shall endeavor to treat distributions of cash as having been made from the proceeds of a nonrecourse liability only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

        (c) Tax Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to Company for Federal income tax purposes and its initial Gross Asset Value

        (d) In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value set forth on Exhibit A hereto, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

        (e) Any elections or other decisions relating to such allocations shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of the LLC Agreement. Allocations pursuant to this Section
6.04 are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing any share of Distributable Profits, Net Profits or Available Cash hereunder.

        (f) Except as otherwise provided in the LLC Agreement, all items of Company gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Net Profits or Net Loss, or amounts specially allocated pursuant to Section 6.04 hereof, as the case may be, for the Fiscal Year.

                                   MANAGEMENT

         SECTION 7.01. Management. During the Term, the overall management and control of the business and affairs of Company will be vested in the "Executive Board", which shall manage the affairs of Company and determine the policies of Company. During the Term, the "Executive Board" shall initially consist of Joseph Marrone, (as Antra's representative) and Danny Goldberg (as Artemis' representative). Artemis may replace its designated representative or revoke its appointment of any previously designated representative at any time (and from time to time) by giving written notice to Antra. Artemis shall promptly fill any vacancy caused by the death, removal or resignation of its designated representative. Each representative on the Executive Board shall be entitled to one vote and all decisions of the Executive Board shall require a unanimous vote of both representatives.

         SECTION 7.02. Day-to-Day Management. Joseph Marrone ("Marrone") shall act as the chief executive officer of Company. Subject to the terms hereof, including without limitation Section 7.06 below, each of Antra and Artemis shall have the ability to act on behalf of Company in connection with its day-to-day affairs.

SECTION 7.03. Key Man.

         (a) Marrone shall be deemed the "Key Man" and shall render exclusive services to Company (other than with respect to his services in connection with the P&D Agreement) so as to fulfill the obligations contemplated hereunder and/or required of Antra and/or Company under the LLC Agreement, or as may be reasonably requested by Company, including, without limitation, the supervision of the production, recording and delivery of Master Recordings to Company and the fulfillment of all A&R and management functions required on behalf of Antra and Company.

         (b) It is acknowledged that the participation of the Key Man in Company's affairs and his direct involvement in the performance of Company's obligations hereunder for the entire Term are of the essence of the LLC Agreement. In the event of the death or permanent incapacity of the Key Man during the Term of the LLC Agreement, or if the Key Man shall cease working due to mental, physical or other disability for a period of six (6) or more consecutive months, or, if for any other reason, the Key Man fails, refuses or neglects, for a period exceeding six (6) months, to so participate as set forth above during the Term, Artemis shall have the right, by notice, to terminate the Term of the LLC Agreement, and all Loans (including any accrued interest) hereunder will immediately become due and payable by Company to Artemis.

         (c) Artemis shall have the right at any time to obtain insurance on the life of Marrone, at Artemis' sole expense, with Artemis being the sole beneficiary thereof. Marrone agrees that he will cooperate fully with Artemis in connection with the obtaining of such a policy, including, without limitation, Marrone's submitting to any required physical examination and completing any documents necessary or desirable in respect thereof, provided, however, Marrone shall be entitled to have a physician of his own choice present at any physical examination which is required. Neither Marrone nor Marrone's estate shall have any right to claim the benefit of any such policy obtained by Artemis.

         (d) In the event of the death or permanent incapacity of Danny Goldberg ("DG") during the Term of the LLC Agreement, or if DG shall cease working due to mental, physical or other disability for a period of six (6) or more consecutive months, Antra shall have the right, by notice, to terminate the Term of the LLC Agreement.

SECTION 7.04. Services to Be Furnished to Company by Antra.

         (a) A&R Scout/Artist Signings. Antra shall endeavor in good faith to find Artists and to cause such Artists to enter into Artist Agreements with Company, subject to the following:

                  (i) During the Term, Antra will, in good faith, submit no less than five (5) proposed Artists ("Proposed Artists") to Company (the "Minimum Submission Requirement"), whose recording services shall not be subject to any contractual restrictions. If Artemis, in its sole discretion, designates any Proposed Artist an "Accepted Artist", Company may enter into a Artist Agreement with respect to such Artist, as set forth in more detail below. Each Proposed Artist shall be submitted to Artemis as follows:

                           (A) Antra shall deliver to Artemis notice (the
"Submission Notice") along with all materials and information (photos, performance history, etc.) ("Submission Materials") which will enable Artemis to make an informed decision regarding the potential of such Proposed Artist. At Artemis' election, Artemis may also require, a personal audition by such Proposed Artist. In addition, at Artemis' election, Antra shall deliver a finished Master Recording or a "demo" tape recording of no fewer than three (3) compositions. Such "demo" tape shall be recorded pursuant to a budget approved by Antra and Artemis. (The latter of (1) the date on which the demo tape, all Submission Materials and the Submission Notice have been received by Artemis, or (2) the date of the audition described above [if such audition is requested], shall be deemed the "Submission Date" for purposes hereof.)

                           (B) If within sixty (60) days from the Submission
Date, Artemis has not designated such Proposed Artist an "Accepted Artist", then Artemis shall be deemed to have rejected such Proposed Artist (a "Rejected Artist"). Without limitation of the foregoing, Antra shall have the right to distribute Records embodying the performances of any such Rejected Artist pursuant to the terms of and subject to the limitations set forth in the P&D Agreement.

                           (C) Antra shall have the right to introduce and
submit the applicable Rejected Artist to a Person other than Company.

                  (ii) If Artemis elects to designate any Proposed Artist an Accepted Artist, then Artemis shall, on behalf of Company, endeavor to negotiate and enter into an Artist Agreement with respect to the Proposed Artist concerned. Artemis shall consult with Antra and its designated legal representative regarding the material financial and creative terms of such Artist Agreement; provided that Artemis' failure to do so shall not be deemed a breach hereof and Artemis' decision shall govern in the event of a dispute. Neither Antra nor Company shall enter into any agreement for Recordings or the services of Artists during the Term except as specifically permitted herein.

                           (A) Provided Antra and/or Marrone are not in material
breach of their obligations hereunder, during each Term Year of the Term, Artemis shall accept three (3) Artists presented to Artemis by Antra in accordance with the Minimum Submission Requirement ("Artemis' Acceptance Obligation"). Antra hereby acknowledges that the two Accepted Artists set forth in subparagraphs (B) and (C), below shall reduce Antra's Minimum Submission Requirement and Artemis' Acceptance Obligation for the First Term Year.

                           (B) Artemis and Antra hereby designate Irina Perez,
Booker Tucker, Joseph Davis, Chenjerai Kumanyika and Jerell Spruill, individually and collectively professionally known as the "Spooks"' as an Accepted Artist hereunder. Antra warrants and represents that there is a valid and binding agreement covering such Accepted Artist's recording services and that Antra has the exclusive right to record, deliver and exploit Master Recordings embodying the performances of such Accepted Artist in accordance with the terms and conditions contained in the LLC Agreement.

                           (C) Artemis hereby acknowledges that Antra has
acquired and shall transfer to Company the exclusive right to exploit a soundtrack album (the "Soundtrack Album") derived from the theatrical motion picture titled "Once In The Life" and that for the purposes of this LLC Agreement, the Soundtrack Album shall be treated as an Accepted Artist. Such Soundtrack Album shall be owned by the Company and shall be manufactured, distributed and otherwise exploited in accordance with this Agreement. Artemis hereby approves a budget (subject to Artemis' right to review and approve each line item of the proposed budget) not in excess of One Hundred Fifty Thousand ($150,000) Dollars.

                           (D) In the event that Antra and/or Marrone has
previously incurred and paid any out-of-pocket costs in connection with either of the Accepted Artists referred to in subparagraphs (B) and (C) above, Company shall reimburse Antra or Marrone promptly following: (1) the complete execution hereof, (2) intentionally omitted; and (3) submission of written documentation of such expenses.

                  (iii) With respect to each Company Artist Antra and Artemis shall mutually control all decisions regarding creative issues relating to the Business, including, without limitation, the selection of producers, remixers, compositions to be recorded, recording studios, recording budgets, the Recordings to be embodied on Singles, the scheduling of release dates for Company's Records (subject always, however, to any limitations arising out of Artemis' overall release schedule), Album artwork, the sequencing of Recordings on Albums, and the selection of concepts, scripts and directors for music videos (provided that, with respect to music videos, Antra must submit all such concepts, scripts, storyboards and directors to Artemis at least two (2) weeks prior to the scheduled date of the proposed video shoot, and provided further that the production budget for each music video shall be subject to mutual approval by Antra and Artemis).

                  (iv) Except as expressly set forth above, the Advances payable by Artemis, on behalf of Company, under each Artist Agreement (including, without limitation, the Recording Costs for each Record) shall be determined by Artemis, in consultation with Antra.

                  (v) Company shall be responsible for all costs of recording Master Recordings, but such costs shall be administered through Artemis' A & R Administration Department.

         (b) Antra, shall be responsible for the supervision of all elements involved in the production, recording and delivery of the Master Recordings to Company, as described in subsection 7.04(a) above, including, without limitation, the following:

                  (i) Antra shall comply with and shall cause Company and any individual under the control of Antra or Company to comply with all rules and regulations of, and become a direct signatory to the applicable collective bargaining agreements with the AFofM, AFTRA and all other unions and guilds having jurisdiction over the activities of Company in connection with the production and recording of Master Recordings. Each Master Recording shall be recorded in a first class recording studio and shall embody a newly recorded performance of a musical composition or other material not previously recorded and commercially released by the Company Artist whose performances are recorded in that Master Recording. Each Master Recording shall be commercially satisfactory to Company, which shall be determined by Antra and Artemis on behalf of Company. Each Master Recording shall also be satisfactory for the manufacture and sale of Phonograph Records and shall be delivered to Company and Artemis in a form acceptable to Artemis for the manufacture by and on behalf of Company of Phonograph Records embodying Master Recordings. Antra shall deliver to Company each and every original session tape and each multi-track master recording and, upon Company's receipt, Company shall be responsible for maintaining and keeping available each Master Recording.

                  (ii) Antra shall cause to be delivered to Company and Artemis all information, documents and approvals in accordance with the provisions of the Artist Agreements so that Artemis is able to manufacture, distribute, market and sell Phonograph Records embodying Master Recordings and otherwise to exploit Master Recordings on behalf of Company, except obtaining written confirmation of mechanical licenses, which, as between Antra and Artemis, shall be Artemis' sole responsibility, subject to the Company Artist's obligation to obtain such licenses under the applicable Artist Agreement. Without limitation of the foregoing, Antra shall furnish Company in writing with all information, consents and clearances required for the recording, manufacture and distribution of Master Recordings hereunder with respect to any so-called "Embodied Copyrighted Materials". For the purposes hereof, Embodied Copyrighted Materials shall mean the "interpolation", "sampling", "borrowing" or other adaptation of any copyrighted music, lyrics, spoken words, sounds, musical composition sound recordings or other material.

         SECTION 7.05. Artemis' General Services to Company. Except as expressly provided otherwise in the LLC Agreement, Artemis and/or its Affiliates will perform manufacturing services, sales and distribution services, marketing, publicity, advertising and promotion services, artwork preparation, and administrative and so-called "back office" services (including finance, business and legal affairs, royalty accounting, copyright clearance and accounting, video production, A&R administration, contract administration and general information services). Notwithstanding anything to the contrary expressed or implied herein, Artemis and/or its Affiliates will have the right to decline to release or distribute, or to cease to distribute, any Record hereunder, in their discretion, including, without limitation, on the grounds of advocacy of illegal activity, patent offensiveness, violation of rights of privacy and/or publicity, defamation, other violation of law or infringement of any other rights of any third party (including, without limitation, rights of copyright or trademark). Upon receipt of Antra's written request Artemis shall provide Antra with copies of redacted statements received by Artemis from its current or subsequent other distributor.

         (a) U.S. Retail Distribution.

                  (i) During the Term Artemis or its designated Affiliate, shall be the exclusive distributor through all retail channels and all means of exploitation in the United States of all Records derived from Company Masters released by Company (collectively, the "Products"). During each month, Company shall be accounted to by Artemis or its designated Affiliate with respect to "Net Billings" (which, for purposes of this agreement, shall mean gross billings less returns and credits) of the Products distributed hereunder in such applicable month, after deduction of the distribution fee charged to Artemis by its distributor, a reasonable reserve against returns (but not to exceed reserves being held by Artemis' distributor), and any other costs (e.g., co-op advertising costs) paid by Artemis on Company's behalf, all of which Artemis shall have the right to retain from Net Billings prior to accounting to Company.

                  (ii) If, in any month of the Term hereunder, Artemis or its designee receives returns and/or issues credit to customers in excess of gross billings during such month ("Excess Returns"), then, in the accounting statement for such month, Artemis shall have the right, at its election to do any of the following: (A) to demand reimbursement from Company for an amount (the "Excess Returns Amount") equal to the credits issued to customers in connection with such Excess Returns, and, iii such event, Company shall make reimbursement of the Excess Returns Amount promptly following the date of Artemis' written request therefor; and/or (B) to deduct the Excess Returns Amount from any and all reserves established hereunder, and/or (C) to deduct the Excess Returns Amount from any and all Revenues collected by Artemis hereunder; and/or (D) to treat the Excess Returns Amount as Advances hereunder.

         (b) Foreign Rights. Artemis and/or its designated Affiliates shall be Company's exclusive licensee outside the United States, and Company hereby licenses to Artemis and/or its Affiliates the right to acquire, distribute and otherwise exploit the Products and the Company Masters outside the United States, in exchange for which Company shall be entitled to receive, as Revenues hereunder any monies payable to Artemis by its designated Affiliates.

         (e) Ancillary Rights. Artemis will make all decisions regarding the exploitation of the Products through so-called "secondary exploitation channels", as that term is understood within the music industry (including, without limitation, directly or indirectly through licenses for use of Masters on Records, key outlet sales, master use licenses, licenses or sales to record clubs and sampling licenses) (collectively, "Ancillary Distribution Channels") in consultation with Antra, provided that Artemis' inadvertent, non-repetitious failure to so consult shall not be a breach hereof and that, in the event of a dispute, Artemis' decision shall be binding. Company hereby designates Artemis, or its Affiliate(s), as its exclusive agent for Ancillary Distribution Channels.

         (d) Marketing. The marketing plan (the "Marketing Plan") for each Record released by Company shall be determined by Artemis, within the limits set forth in the applicable approved Annual Budget. Furthermore, Artemis shall have the right to control the marketing and promotion of all of Company's Records in accordance with the applicable approved Marketing Plan. Artemis will, however, consult with Antra with respect to Marketing Plans; provided that Artemis' decisions shall control in all instances, and provided further that Artemis' inadvertent, non-repetitious failure to so consult with Antra in any instance shall not constitute a breach of this agreement by Artemis.

         (e) (i) During the Term, Artemis, on behalf of Company, shall administer and track Company's Options to extend the term of the Artist Agreements, it being understood, however, that, during the Term, the decision whether or not to exercise any Option shall be made by the Executive Board. If Company does not wish to exercise an Option because Antra does not wish for Company to exercise such Option, then Artemis shall have the right, subject to making appropriate arrangements with Company for prior expenditures, including, without limitation, prior unrecouped balances, to require that Company assign to Artemis all of Companys rights and obligations under the applicable Artist Agreement (including, without limitation, the right to exercise such Option and any other Options thereunder, but specifically excluding Company's rights and obligations relating to Company Masters delivered to Company pursuant to the applicable Artist Agreement prior to such assigmnent, it being understood that all such Company Masters shall remain the property of Company). In the event of any such assignment, neither Company nor Antra shall have any further interest, financial or otherwise, in respect of the exploitation of Master Recordings recorded and delivered to Artemis by any Company Artist subsequent to the date of such assignment. Without limitation of the foregoing, Artemis, in its sole discretion shall be entitled to renegotiate any Artist Agreement.

                  (ii) Without Limitation of the foregoing, if Company does not wish to exercise an Option because Artemis does not wish for Company to exercise such Option, then Antra shall have the right, subject to making appropriate arrangements with Company for prior expenditures, including, without limitation, prior unrecouped balances, to require that Company assign to Antra all of Company's rights and obligations under the applicable Artist Agreement (including, without limitation, the right to exercise such Option and any other Options thereunder, but specifically excluding Company's rights and obligations relating to Company Masters delivered to Company pursuant to the applicable Artist Agreement prior to such assignment, it being understood that all such Company Masters shall remain the property of Company). In the event of any such assignment, neither Company nor Artemis shall have any further interest, financial or otherwise, in respect of the exploitation of Master Recordings recorded and delivered to Antra by any Company Artist subsequent to the date of such assignment.

         (f) Company's Trademark and Logo.

                  (i) Antra and Artemis shall mutually approve the Mark to be used and reproduced by Company on or in connection with exploitations of Company Masters, and the following terms and conditions shall apply:

                           (A) The Mark (i.e., the "Antra" logo) shall appear
along with the "Artemis" logos on the packaging and labels of all Records hereunder and in all advertising and promotional materials related thereto and shall be substantially the same size as the "Artemis" logo. Notwithstanding the foregoing, any failure by Artemis' licensees', and any inadvertent failure by Artemis to comply with the foregoing, shall not be deemed a breach of the LLC Agreement.

                           (B) Antra shall retain ownership of the Mark and all
rights therein, subject to the rights herein granted to Company to use the Mark, as set forth in the following sentence. Antra hereby grants to Company and its licensees and designees, on a royalty-free basis, the right and license to use the Mark on and in connection with the exploitation of the Company Masters hereunder (including, without limitation, on the materials described in Section
7.01 (f)(i)(A) above), and to authorize others to do so, in each instance in accordance with the terms of the LLC Agreement. Antra shall be solely responsible for and shall pay all costs to register, maintain and protect the Mark in all countries designated for use by Artemis. If applicable, Antra shall execute and deliver to Artemis any and all documents reasonably necessary to Artemis to evidence or implement the license herein granted to Company. The rights herein granted to Company in respect of the Mark shall be exclusive during the Term, and non-exclusive after the Term.

                           (C) On and in connection with all Phonograph Record
packaging and other materials used on or in connection with the exploitation of the Company Masters, Artemis shall have the right to reflect that Artemis and/or its applicable Affiliate is the authorized manufacturer and distributor of Company's Phonograph Records embodying Master Recordings throughout the Territory.

         SECTION 7.06. Major Decisions. Notwithstanding anything to the contrary expressed or implied herein, Antra and Artemis agree that, without the prior written consent of each of Antra and Artemis, the Company shall not, and shall not permit any Member, officer, employee or agent of Company, including the chief executive officer, directly or indirectly, to take any of the following actions or enter into any agreement which would result in any of the following actions (any such action a "Major Decision").

         (a) incur capital expenditures other than as set forth in an applicable approved Annual Budget;

         (b) borrow money (other than the Loans);

         (c) make loans or advances or grant financial or operating guarantees, except as set forth in the applicable approved Annual Budget;

         (d) encumber (whether by mortgage, lien, pledge, charge, security interest, guarantee, or otherwise), sell, transfer or otherwise dispose of any assets of Company, other than in the ordinary course of Company's business and as set forth in the applicable Annual Budget;

         (e) approve, establish or enter into any employment agreement, compensation or other benefit arrangement with an employee;

         (f) admit any new members or grant additional interests;

         (g) dissolve, liquidate or otherwise terminate Company, except as permitted pursuant to Article X below;

         (h) change the nature of the Business of Company;

         (i) change the nature of the rights and/or obligations of Artemis and Company as set forth herein;

         (j) effect a merger or an acquisition or incur any debt in addition to the amounts provided herein (excluding approved credit issued to Company in the ordinary course of business, e.g., credit cards, manufacturer's credit, etc.);

        (k) join in any involuntary case, or commence any voluntary case, under applicable bankruptcy, insolvency or other similar laws now or hereafter in effect, or consent to the entry of an order for relief in any such involuntary case, or to the conversion of any involuntary case to a voluntary case under any such law, or consent to the appointment of or taking possession by a receiver, trustee or other custodian of all or a substantial portion of the assets of Company;

         (1) adopt the Annual Budget;

         (m) appoint, remove or change any of Company's officers or senior employees, primary outside lawyers or accountants, if applicable;

         (n) make any distributions of Company's property or cash or any payment to any Member or its Affiliates, except as otherwise permitted herein;

         (o) acquire, on behalf of Company, any securities of, or other ownership interest in any Person;

         (p) acquire, on behalf of Company, any business or the creation of any direct or indirect subsidiary of Company or enter into, or acquire any interest in, any joint venture or partnership with any Person;

         (q) authorize any amendment to the LLC Agreement or the Certificate of Formation of the Company; or

         (r) change the name of Company.

                                  ARTICLE VIII
                               BOOKS AND RECORDS

         SECTION 8.01. No Remuneration. Except as otherwise agreed to herein or in writing by the Members, no Member shall receive any salary or other remuneration for its services rendered pursuant to the LLC Agreement.

         SECTION 8.02. Bank Accounts. The Members shall have authority to open bank accounts and designate signatories with respect thereto on behalf of Company and may authorize agents and independent contractors of Company to open such bank accounts as deemed necessary or desirable for the conduct of Company business, subject to the terms set forth herein.

         SECTION 8.03. Collection of Accounts; Artemis Services.

         (a) The parties hereto agree that Artemis, on behalf of Company, shall be responsible for collecting all Revenues generated by Company, and Antra shall instruct all sources of Company's Revenues to remit such amounts to the account specified by Artemis for Company. Notwithstanding that Artemis, on behalf of Company, shall be responsible for collecting all Revenues generated by Company, the obligation to pay principal and interest in respect of the Loans is and shall remain the obligation of Company.

         (b) Company shall maintain a separate, local account (the "Local Account") and Artemis shall, subject to the Annual Budget and the terms hereof, make deposits into such Local Account with respect to payments designated by Artemis to be paid directly by Company; provided that (i) Antra shall report to Artemis on a monthly basis in connection with the status of such direct payments, and (ii) the bank at which the Local Account is established shall provide monthly statements directly to Artemis in connection with such Local Account. It is hereby agreed that Artemis shall manage all payroll payments on behalf of Company.

         SECTION 8.04. Accountings.

         (a) Formal Annual Accountings.

             (i) Accountings with respect to Net Profits, Available Cash and Distributable Profits shall be prepared in accordance with U.S. GAAP and the internal financial reporting guidelines of Artemis, and shall be made by Artemis, on behalf of Company, to Antra and Artemis, respectively, on or before March 31st following the end of the preceding Fiscal Year, or such other accounting periods as Artemis may adopt, but in no event less frequently than annually in accordance with the terms and conditions of Section 6.01 above.

             (ii) All accountings shall be binding upon Antra unless specific objection in writing, stating the basis thereof, is given to Artemis within three (3) years following the date such statement was rendered. Solely for purposes of objecting to statements under this Section 8.04(a), all statements hereunder will be deemed conclusively to have been rendered on the due date set forth in subsection 8.04(a)(i) above unless Antra notifies Artemis otherwise within thirty (30) days after such due date.

             (iii) Antra shall have the right at its own expense to audit Artemis' books and records which pertain to the LLC Agreement only ounce per statement, and only within three (3) years following the date such statement was rendered. Furthermore, Antra may make such audit only for the purpose of verifying the accuracy of statements sent to Antra hereunder, and only as provided herein. Antra shall have the right to audit said books by notice to Artemis at least thirty (30) days prior to the date Antra intends to commence the audit. Said audit shall be conducted by a reputable, independent certified public accountant experienced in recording industry audits, and in such a manner so as not to disrupt the Company's or Artemis' other functions, and shall be completed promptly. Prior to the commencement of any audit the accounting firm and each of its employees or partners conducting such audit shall sign a confidentiality agreement in form and substance satisfactory to Artemis. Antra's auditor shall review its tentative written findings with a member of Artemis' finance staff designated by Artemis before rendering a report to Antra, so as to remedy any factual errors and clarify any issues that may have resulted from any misunderstanding. Such audit shall be conducted during Artemis' usual business hours, and at Artemis' regular place of business in the United States where Artemis keeps the books and records to be examined. Notwithstanding anything to the contrary expressed or implied herein, in no event shall Antra have the right to audit any of Artemis' or its Affiliates' manufacturing records, nor any of Artemis' Affiliates books and records relating to the exploitation of Company Masters outside the United States.

             (iv) Antra shall not have the right to bring an action against Artemis in connection with statements hereunder unless Antra commences the suit within three (3) years following the date such statement was rendered; the scope of the proceeding will be limited to determination of the amount due for the accounting periods concerned, and the court will have no authority to consider any other issues or award any relief except recovery of any monies found owing; however, in the event any court determines, on the face of the facts presented, fraud or gross negligence on the part of Artemis in connection with any such claim, and such determination is not overturned or reversed, the limitations set forth in the immediately preceding clause shall not apply.

         (b) Informal Monthly Accountings. In addition to the annual accountings required to be rendered to Antra and Artemis pursuant to Section 8.04(a) above, Artemis, on behalf of Company, shall prepare and render to Antra and Artemis, within thirty (30) business days following the end of each mouth during the Term, an informal income statement showing Company's estimated income and expenses during such month and an a cumulative basis during the applicable Fiscal Year. Artemis' Finance Department will be reasonably available to Antra to answer any questions Antra may have regarding any such informal income statement.

                                   ARTICLE IX
                      SALE OR TRANSFER OF MEMBER INTERESTS

         SECTION 9.01. No Transfer. No Member may sell, assign transfer, give, hypothecate or otherwise encumber, directly or indirectly, by operation of law or otherwise (including by merger, consolidation, dividend or distribution) (any such sale, assignment, transfer, gift, hypothecation or encumbrance being hereinafter referred to as a "Transfer"), any Member Interest ("Equity Interest") except as set forth in this Article IX. Any Transfer of any Equity Interest in contravention of this Article IX shall be null and void. No Member, without the prior written consent of each other Member, shall retire or withdraw from Company except as a result of such Member's death, permanent disability, insanity, incompetence or the final adjudication of such Member as bankrupt.

         SECTION 9.02. Transfers to Affiliates; Succession.

         (a) (i) Artemis may, at its election, assign this agreement or any of its rights hereunder to any parent, subsidiary, Affiliate or division of Artemis or to any subsidiary or licensee in which Artemis now has or may hereafter acquire a substantial interest, to any entity that merges its assets with those of Artemis or the assets of which are acquired by Artemis, by lease or otherwise, or to any entity acquiring all or a substantial portion of Artemis' assets, and such rights may be assigned by any assignee.

             (ii) Subject to Artemis' right to terminate the LLC Agreement pursuant to paragraph 7.03, Antra may, at its election, assign this agreement or any of its rights hereunder to any parent, subsidiary, Affiliate or division of Antra or to any subsidiary or licensee in which Antra now has or may hereafter acquire a substantial interest, to any entity that merges its assets with those of Antra or the assets of which are acquired by Antra, by lease or otherwise, or to any entity acquiring all or a substantial portion of Antra' assets, and such rights may be assigned by any assignee. Notwithstanding the foregoing, in the event that Marrone is no longer involved with Antra or Company in accordance with 7.03(b), Artemis shall be relieved of Artemis' Acceptance Obligation set forth in paragraph 7.04(a)(ii)(A).

         (b) Subject to Section 7.03, in the event of the death or permanent incapacity of an individual Member or in the event of the merger, consolidation, dissolution or liquidation of any Member not an individual, all of such Member's Interest shall pass to such Member's personal representative, heir or distributee, in the cast of an individual Member, or to such member's legal successor, in the case of any Member not an individual. A Transfer pursuant to this Section 9.02 shall not be subject to Section 9.01 above.

         SECTION 9.03. New Members. Notwithstanding Section 9.01 and subsection 9.02(a) above, no Person, not then a Member, shall become a Member hereunder under any of the provisions hereof unless such Person shall expressly assume and agree to be bound by all of the terms and conditions of the LLC Agreement. All reasonable costs and expenses incurred by Company in connection with any Transfer and, if applicable, the admission of a Person as a Member hereunder, shall be paid by the transferor. Upon compliance with all provisions hereof applicable to such Person becoming a Member, all other Members agree to execute and deliver such amendments hereto as are necessary to constitute such Person a Member of the Company.

                                   Article X
                                  TERMINATION

         SECTION 10.01. Dissolution. In addition to (and not in lieu of) the applicable provisions of Delaware law, Company shall be dissolved and its business wound up upon the occurrence of any of the following events, whichever shall first occur (the "Termination Date"):

         (a) Subject to Section 11.03 below, a material breach by Antra of any of its representations or obligations under the LLC Agreement (including without limitation the Exhibits hereto) and/or a breach by Antra of the Consulting Agreement;

         (b) The death, insanity, permanent incapacity, retirement, resignation, withdrawal, expulsion, dissolution, liquidation or final adjudication as a bankrupt or the filing of a voluntary petition in bankruptcy of any Member unless the remaining Member elects to continue Company within ninety (90) days;

         (c) Intentionally Omitted;

         (d) The written agreement of Artemis and Antra; or

         (e) At Artemis' option, upon notice, to Antra, if Net Losses for any Fiscal Year after the Initial Term Year exceed the Loss Cap (subject only to Antra's right to pay down the Loss Cap as set forth in paragraph 2.01(a)(iii), as shown on the formal accounting statements prepared by Artemis for such Fiscal Year.

         SECTION 10.02. Termination. In all cases of dissolution of Company (except in the case of a dissolution pursuant to paragraph 10.01(d), in which instance such dissolution shall be governed by the mutual agreement of the parties), the Business of Company shall be wound up and terminated by Artemis as promptly as practicable thereafter, and each of the following shall be accomplished:

         (a) Artemis shall cause to be prepared a statement setting forth the assets and liabilities of Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members. The assets of Company shall be allocated, either by appraisal and distribution of the assets themselves or by liquidation of the assets and distribution of the proceeds of such liquidation, as Artemis and Antra may mutually agree.

         (b) Notwithstanding anything to the contrary in subsection 10.02(a) above, if Company is being terminated because of an event described in subsection 10.01(a), (b), (c) or (e) above, then Artemis shall have the right to acquire all the assets of Company for a purchase price equal to the fair market value of such assets. The "fair market value" of the assets of Company shall be determined by a nationally recognized investment banking firm agreed upon by Artemis and Antra and knowledgeable with respect to the Business. Such investment banking firm's determination of the fair market value of the assets of Company, shall be considered in the context of a hypothetical purchase of the assets of Company negotiated between a willing buyer and a willing seller, neither of whom is under compunction to act, without any discount for a minority interest, transfer restrictions, illegality or other similar factors; provided that in the event Marrone is no longer President, the investment banking firm shall consider such fact. In evaluating Company, the investment banking firm shall give due consideration to the prospects and potential of Company. The fees, costs and expenses of the investment banking firm shall be borne by Company. Artemis shall notify Company within fifteen (15) days of the delivery of such investment banking firm's determination to Company whether Artemis intends to exercise its right to acquire the assets of Company; provided that in order to exercise such right, Artemis must be able to demonstrate in reasonable detail in such notice that it (i) has the financial ability to consummate such purchase and (ii) is able to close such transaction within sixty (60) days of the Termination Date. Artemis shall have the right to deduct its unpaid Loans and/or Advances hereunder, and any unpaid interest accrued thereon from the amount of the purchase price.

         (c) Any gain or loss realized by Company upon the appraisal and distribution or sale of its property and assets shall be allocated to the Members in the manner set forth in Article VI hereof

         (d) The appraised assets and/or proceeds of the sale of all the assets of Company shall be applied and distributed as follows and in the following order or priority:

             (i) To the payment of (A) the debts and liabilities of Company (including any outstanding amounts due on any recourse indebtedness encumbering the Property, or any part thereof, including any accrued and unpaid interest thereon) and (B) the expenses of liquidation;

             (ii) To the setting up of any reserves which Artemis shall determine to he reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of Company or the Members arising out of or in connection with Company. Such reserves may, in the discretion of Artemis, be paid over to a national bank selected by it and authorized to conduct business as an escrowee to be held by such bank as escrowee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as Artemis may reasonably deem advisable, distributing any remaining balance as provided in clauses (iii) and
(iv) below; provided that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under this subsection (d) and, by reason thereof, a distribution under clause (i) hereof has not been made, then any balance remaining shall first be distributed pursuant to clause
(i) hereof;

             (iii) To Artemis, the sum of the full amount drawn on the Loans or Advances provided by Artemis to Company and/or Antra, and any unpaid interest accrued thereon; and

             (iv) The remainder of the aggregate assets and/or proceeds shall be divided between Artemis and Antra, in accordance with their Member Interests (i.e., fifty percent (50%) to Artemis and fifty percent (50%) to Antra).

         SECTION 10.03. Attorney-In-Fact. Artemis is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to Company all papers which shall be necessary or desirable to effect the dissolution and termination of Company in accordance with the provisions of this Article X. Without limiting the foregoing, Artemis shall, upon the final dissolution of Company, file an appropriate certificate to such effect in the proper governmental office or offices under the Act as then in effect. Notwithstanding the foregoing, each Member, upon the request of Artemis, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as Artemis shall reasonably request to effectuate the proper dissolution and termination of Company, including the winding-up of the business of Company.

         SECTION 10.04 Buy-out.

         (a) Either party shall have the option, exercisable by sending the, other party a notice (the "Buy-out Election Notice") not earlier than one (1) year following the expiration of the Term (the "Buy-out Trigger Date"), to buy-out the interest of the other party in the Company. within thirty (30) days after such Buy-out Election Notice, Artemis shall render a good faith estimate of the status of accounts of the Venture, including undistributed Net Profits and outstanding Loans or other Advances (the "Interim Statement"). Within thirty
(30) days after after date Artemis delivers the Interim Statement, Antra shall deliver written notice (the "Buy-out Price Notice") to Artemis specifying a price (which price shall be for 50% of the equity value of the Company).
Artemis will then have an irrevocable option for a period of thirty (30) days to agree to purchase Antra's share of Company for the price specified in the Buy-out Price Notice (subject to adjustment pursuant to paragraph 10.04(b) below). If Artemis does not exercise the option prior to its expiration, then Antra, shall purchase Artemis' share of the Company for the price specified in the Buy-out Price Notice, In the event that Antra fails to fulfil such obligation to purchase the Company by such date, the parties shall retain their respective ownership interests in Company and Artemis shall continue to operate the Company in accordance with the terms of the LLC Agreement applicable to the operation of the Company after the expiration of the term.

         (b) If either party purchases the other party's interest in the Company pursuant to this Section 10.04, then the seller shall also be entitled to receive the balance of all undistributed Net Profits, if any, attributable to its ownership interest in the Company up to the end of the Buy-out Trigger Date. Artemis shall deliver to Antra, within 90 days after the end of the Term, financial statements in order to determine the Net Profits distributable to each of the parties at the end of the Term. At the Buy-out Closing, the party which sold its interest shall be entitled to receive from the Company an amount equal to such Net Profits. Additionally one hundred percent (100%) of any outstanding Loans (and any interest accrued thereon) shall be either (i) deducted from the price to be paid by Artemis or (ii) added to the price to be paid by Antra to purchase the other party's interest in Company.

         (c) The closing of any purchase provided for in this Section 10.04 (the "Buy-out Closing") shall be held at such time and place as the parties may agree (such date, the "Buy-out Closing Date").

         (d) (i) If Artemis acquires Antra's interest in Company in accordance with this Section 10.04, effective as of the Buy-out Closing Date, Antra shall have no further consent, approval or consultation rights pursuant to this LLC Agreement, any Artist Agreement and/or any other rights acquisition Agreement.

             (ii) If Antra acquires Artemis' interest in Company in accordance with this Section 10.04, effective as of the Buy-out Closing Date, Artemis shall have no further consent, approval or consultation rights pursuant to this LLC Agreement, any Artist Agreement and/or any other rights acquisition Agreement.

         (e) After the Buy-out Closing, the party that purchased the interest of the other party shall indemnify and hold harmless against all losses, liabilities, damages, costs and expenses (including reasonable attorney's fees and expenses) relating to the business and operations of Company both before and after the Buy-out Closing; provided that such indemnification shall not release the indemnified party from any obligation arising as a result of a breach of this LLC Agreement.

                                   ARTICLE XI
                                 MISCELLANEOUS

         SECTION 11.01. Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of the LLC Agreement.

         SECTION 11.02. Indemnities.

         (a) Company shall indemnify, to the extent of the then-current Company assets any Member, employee, officer, agent or individual who was or is a party or is threatened to be made a party to any threatened, pending completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the management committee or similar governing body, or an employee or agent of Company, against expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the indemnitee in any action or proceeding between such indemnitee and the indemnitor or any third party or otherwise), judgments, fines and amounts paid in settlement (with Company's consent) actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Company.

         (b) Any indemnification under subsection (a) of this Section 11.02 (unless ordered by a court) shall be made by Company only as authorized in the specific case upon a determination that indemnification of the Member, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (a) of this Section
11.02. Such determination shall be made by a unanimous vote of the Members or, with respect to a member of the Executive Board, as so directed by independent legal counsel in a written opinion.

         (c) Company may purchase and maintain insurance on behalf of any Person who is or was a Member, officer, employee or agent of Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, including without limitation, Marrone.

         SECTION 11.03. Force Majeure/Cure/Suspension.

         (a) Each of Artemis and Antra shall not be deemed to be in breach of any of their respective obligations hereunder that can be cured unless and until the other shall notify them specifically of the details of that breach or alleged breach and they shall fail to cure or attempt to cure that breach or alleged breach within sixty (60) days after their receipt of that specific written notice from the other party.

         (b) With respect to the services to be furnished to Company by Artemis hereunder, Artemis shall not be deemed in default of the LLC Agreement to the extent the performance of Artemis' obligations are delayed or become impossible or impractical by reason of any labor disagreements, fire, catastrophe, shortage of materials or other force majeure event beyond their control that materially hampers or makes commercially impractical their normal business operations (hereinafter referred to as a "force majeure contingency"). By notice to Antra, Artemis may suspend its obligations hereunder for the duration of any such force majeure contingency. In the event of any such suspension, specific dates, periods and time requirements referred to in the LLC Agreement, shall be postponed or extended accordingly. No suspension imposed under this paragraph 11.03(b) shall exceed six (6) months unless such contingency is industry-wide, in which event Artemis shall have the right to suspend the applicable Period for the duration of such contingency. If such suspension is not industry-wide, Antra may request Artemis by notice in writing given at any time after the expiration of such six (6) month period to terminate the suspension within sixty (60) days following Artemis' receipt of Antra's said notice. If Artemis does not so terminate the suspension, the Term of this agreement will terminate at the and of such sixty (60) day period, or at such earlier date as Artemis may designate in writing, and the parties shall be deemed to have fulfilled all their obligations hereunder except those obligations, which survive such termination.

         SECTION 11.04. Notices. All notices to Artemis shall be sent to Artemis at 130 Fifth Avenue, New York, New York 10011, to the attention of the Chief Executive Officer; and all statements and payments and any and all notices to Antra shall be sent to Antra at the address set forth on the first page of this agreement or such other address as each party hereafter designates by notice in writing to the other. All notices shall be in writing and shall be sent by registered or certified mail, return receipt requested, and the date of mailing of any such notice shall be deemed the date of the, giving thereof (except notices of change of address), the date of which shall be the date of receipt by the receiving party. Copies of all notices to Artemis hereunder shall also be sent to the attention of the Senior Vice President, Business & Legal Affairs. Copies of all notices to Antra shall also be sent to the Law Offices of Brad A. Rubens, LLC, 1822 Spring Garden Street, Philadelphia, PA 19130, provided, however that Artemis' inadvertent failure to send such copy shall not be deemed to be a breach of this agreement or to impair the effectiveness of the notice in question.

         SECTION 11.05. GOVERNING LAW. EXCEPT FOR MATTERS RELATING TO THE VALIDITY OF COMPANY, WHICH SHALL BE SUBJECT TO DELAWARE LAW, THIS LIMITED LIABILITY COMPANY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED ENTIRELY IN THAT STATE (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES UNDER NEW YORK LAW). THE PARTIES AGREE THAT ANY ACTION, SUIT OR PROCEEDING BASED UPON ANY MATTER, CLAIM OR CONTROVERSY ARISING UNDER THE AGREEMENT AND/OR HEREUNDER OR RELATING THERETO AND/OR HERETO SHALL BE BROUGHT SOLELY IN THE STATE COURTS OF OR THE FEDERAL COURT IN THE STATE AND COUNTY OF NEW YORK; EXCEPT THAT IN THE EVENT ARTEMIS IS SUED OR JOINED IN ANY OTHER COURT OR IN ANY OTHER FORUM IN RESPECT OF ANY MATTER WHICH MAY GIVE RISE TO A CLAIM BY ARTEMIS HEREUNDER, THE PARTIES HERETO OTHER THAN ARTEMIS CONSENT TO THE JURISDICTION OF SUCH COURT OR FORUM OVER ANY CLAIM WHICH MAY BE ASSERTED BY ARTEMIS THEREIN. THE PARTIES HERETO IRREVOCABLY WAIVE ANY OBJECTION TO THE VENUE OF THE ABOVE-MENTIONED COURTS, INCLUDING ANY CLAIM THAT SUCH ACTION, SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. ANY PROCESS IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT AND/OR THIS LIMITED LIABILITY COMPANY AGREEMENT MAY, AMONG OTHER METHODS PERMITTED BY LAW, BE SERVED UPON ANTRA BY DELIVERING OR MAILING THE SAME IN ACCORDANCE WITH
SECTION 11.04 HEREOF. ANY SUCH PROCESS MAY, AMONG OTHER METHODS, BE SERVED UPON ANTRA OR ANY OTHER PERSON WHO APPROVES, RATIFIES, OR ASSENTS TO THIS AGREEMENT TO INDUCE ARTEMIS TO ENTER INTO IT, BY DELIVERING THE PROCESS OR MAILING IT TO ARTIST OR THE OTHER PERSON CONCERNED IN THE MANNER PRESCRIBED IN SECTION 11.04.

         SECTION 11.06. Headings. All titles or captions contained in the LLC Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the LLC Agreement.

         SECTION 11.07. No Third Party Beneficiaries. This LLC Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

         SECTION 11.08. Extention Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or Company shall impair or affect the right of such party or Company thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party or of Company, or the obligations of the party to whom such extension or indulgence is granted.

         SECTION 11.09. Severability. If any term or other provision of the LLC Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of the LLC Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify the LLC Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 11.10. Consents. Any consent or approval to any act or matter required under the LLC Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Member from the obligation to obtain the consent or approval, as applicable, wherever required under the LLC Agreement to any other act or matter. Notwithstanding the foregoing, with respect to approvals which may be required of Antra in connection with the exploitation of Master Recordings hereunder, Antra shall be deemed to have granted its approval if it does not inform Artemis to the contrary, within five (5) days of Artemis' request therefor.

         SECTION 11.11. Entire Agreement. This LLC Agreement shall not be binding upon Antra or Artemis until signed by a duly authorized officer of Artemis and countersigned by Antra. This LLC Agreement and the Exhibits, which are incorporated and made a part hereof, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and all prior agreements (including, without limitation, the Short-Form Agreement) relating to the subject matter hereof are hereby superseded and merged herein. Amendments, variations, modifications, or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of the same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

         SECTION 11.12. Counterparts, This LLC Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

         SECTION 11.13. Related Businesses

         (a) Antra acknowledges and agrees that Artemis and its Affiliates engage in a variety of entertainment-related businesses on a worldwide basis; and that Artemis and such Affiliates intend to continue engaging in such businesses, and nothing contained in the LLC Agreement or in any other agreement shall restrict the rights of Artemis and/or its Affiliates from continuing to engage in in such businesses.

         (b) Artemis hereby acknowledges that Antra and its affiliates engage in a variety of entertainment-related businesses on a worldwide basis and that Antra and such affiliates intend to continue engaging in such businesses, and, so long as Antra does not engage in any business that would constitute a breach of its material obligations hereunder or under the P&D Agreement, nothing contained in the LLC Agreement or in any other agreement shall restrict the rights of Antra and/or its Affiliates from continuing to engage in such businesses.

SECTION 11.14. Confidentiality.

         (a) The Members acknowledge that during the course of their performance under the LLC Agreement, each Member may learn confidential information of the other Member. Each Member agrees to take reasonable steps to protect such confidential information and further agrees that it shall not: (i) use such confidential information except as required in the normal and proper course of performing under the LLC Agreement; and (ii) disclose or allow access to such confidential information, other than the parties' respective employees, authorized representatives, agents, directors and officers, in their capacity as such, on a need-to-know basis, and except as may otherwise be required by law, without, in each case, obtaining the prior written approval of the other Member, provided, however, that such restrictions shall not apply to confidential information which a Member has requested be subject to a confidentiality order but none the less is required to be revealed to an adjudicating body in the course of litigation. The foregoing restrictions shall continue to apply after the expiration or termination of the Term and/or the dissolution of the Company, regardless of the reason for such expiration, termination and/or dissolution, and shall continue to apply for so long as the confidential nature of such information is maintained. All confidential information is, and shall remain, the property of the Member which supplied it. Each Member shall take reasonable steps to mark its confidential information with appropriate legends, provided, however, that the failure so to mark such confidential information shall not relieve the other Member of its obligations hereunder. The term "confidential information" does not include information of a particular Member which is or becomes generally available to the public other than as a result of a disclosure by the other Member.

         (b) Any press releases or press communications concerning the LLC Agreement must be mutually approved by Artemis and Antra.

         IN WITNESS WHEREOF, the parties hereto have duly executed the LLC Agreement as of the day and year first above written.

                                              SHERIDAN SQUARE ENTERTAINMENT, LLC

                                              By: /s/ Daniel Gless
                                                  ------------------------------
                                                  An Authorized Representative

ANTRA MUSIC GROUP, INC.

By: /s/ Joseph M. Marrone, CEO
   ---------------------------
   An Authorized Representative

                              ASSENT AND GUARANTY

To induce Artemis to enter into the foregoing agreement with Antra Music Group, Inc. (the "Label") (the "Agreement"):

     The undersigned:

         (a) represents to Artemis that he has read the Agreement and has had the legal effect of each of its provisions explained to him by a lawyer chosen by him;

         (b) assents to the execution of the Agreement and agrees to be bound by all grants, restrictions, and other provisions of it relating to the undersigned insofar as it relates to him; and

         (c) acknowledges that Artemis will have no obligation to make any payments to the undersigned in connection with the fulfillment of the undersigned's obligations under the Agreement.



/s/ Joseph M. Marrone, CEO
--------------------------
JOSEPH MARRONE


                                               SHERIDAN SQUARE ENTERTAINMENT LLC
                                               d/b/a Artemis Records

                                                      By: /s/ Daniel Gless
                                                         -----------------------

                                    EXHIBIT A


                                  DEFINITIONS

         When used in the LLC Agreement, the following terms shall have the meanings set forth in this Exhibit A:

         (a) "Adjusted Capital Account Deficit" means, with respect to each Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

             (i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of the LLC Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

             (ii) Debit to such Capital Account the items described in Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of
the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

         (b) "Affiliate": Any Person who, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person.

         (c) "Album": One or more LPs, sold in a single package (an Album of more than one LP sometimes being referred to as a "Multiple-Record Album").

         (d) "Artist": individually and collectively, an individual, duo or group recording artist.

         (e) Artist Agreement: any agreement pursuant to which Company acquires rights to the recorded performances of an Artist who renders services in connection with the activities of the parties under the LLC Agreement (whether such agreement is with the applicable Artist, a furnishing entity, a producer or otherwise).

         (f) "Ancillary Distribution Channels": any and all distribution channels other than Normal Distribution Channels, including, without limitation, so-called "secondary exploitation channels", as that term is understood within the Phonograph Record industry, such as, by means of example only, exploitations through key outlet sales, master use licenses, licenses or sales to record clubs, synchronization licenses, sales by or through direct mail and mail order, and premium sales.

         (g) "Audio-Visual Devices": All forms of reproductions of Audio-Visual Recordings now or hereafter known, manufactured or distributed primarily for home and/or jukebox use and/or use on or in means of transportation.

         (h) "Audio-Visual Recordings" means every form of recording embodying performances of Artist wherein are fixed visual images, whether of Artist or otherwise, together with sound.

         (i) "Available Cash": As of any date of determination: (i) the amount by which Revenues actually received by Company in cash in same-day United States currency exceed all accrued liabilities and Charges actually paid for by Company in cash, from commencement of the applicable year through the date of distribution, less (ii) any Distributable Profits actually paid out by Company in respect of any Member's Member Interest from the commencement of the applicable Fiscal Year of the Term through the date of the determination.

         (j) Capital Account: The capital account established on the books of Company for each Partner in accordance with the provisions of Section 3.02 of the Agreement.

         (k) "Capital Contribution": With respect to any Member, the amount of money and the initial Gross Asset Value (defined below) of any property (other than money) contributed to Company by such Member (or such Member's predecessors in interest) with respect to the Member Interest in Company held by such Member.

         (l) "Charges": For any period, the sum of the following amounts, in each case calculated in accordance with U.S. GAAP for such period, without duplication.

             (i) All out of pocket costs paid or accrued to Non-Affiliated Third Parties by Company or by Artemis or any of its Affiliates on behalf of Company, including, without limitation, costs relating in any way to Accepted Artists, Company Masters, the Mark and/or the Business;

             (ii) the distribution fee and all other costs charged to Artemis by its current or subsequent other distributor, a current schedule of which is attached hereto as Exhibit F;

             (iii) all manufacturing costs, and artwork preparation and production costs in connection with exploitation of Company Masters;

             (iv) accrued and unpaid interest on the aggregate principal amount of the Loans;

             (v) all other expenses of Company in connection with exploitation of Company Masters and the operation of the Business properly charged against income in accordance with U.S. GAAP; and

         (m) "Code": the Internal Revenue Code of 1986, as amended, modified or supplemented from time to time, or any successor legislation.

         (n) "Company Masters": Master Recordings embodying the performances of Accepted Artists.

         (o) "Depreciation": For any Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for Federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that, if the adjusted basis for Federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

         (p) "Fiscal Year": the twelve (12) month fiscal reporting period used by Artemis from time to time (currently, commencing on January 1 and ending on December 31).

         (q) "Foreign Royalty Base": the published price to dealers in the applicable country of sale, without any so-called "container charges" or "packaging deductions".

         (r) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for Federal income tax purposes, except as follows:

             (i) The initial Gross Asset Value of any asset (other than money) contributed by a Member to Company shall be the gross value of such asset as agreed to by all of the Members (which agreement shall not be unreasonably withheld by any Member);

             (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values as determined by agreement among all of the Members (which agreement shall not be unreasonable withheld by a Member) as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; or (C) the liquidation of Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; and

             (iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross value of such asset on the date of distribution, as determined by agreement among all the Members (which agreement shall not be unreasonable withheld by any Member).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (i) or (ii) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

         (s) "LP: A Phonograph Record embodying no less than ten (10) Sides, containing no less than forty-five (45) minutes of playing time.

         (t) "Master", "Recording", "Master Recording": Any recording of sound, whether or not coupled with a visual image, by any method and on any substance or material, whether now or hereafter known, including Audio-Visual Recordings, intended for reproduction in the form of Phonograph Records, or otherwise.

         (u) "Net Billings: Gross billings, less sales allowances, returns and credits.

         (v) "Net Income": For any Fiscal Year, the amount equal to Company's net income for such year, determined in accordance with Section 6.01.

         (w) "Net Loss": For any Fiscal Year, the amount equal to Company's net loss for such year, determined in accordance with Section 6.01.

         (x) Net Profits": Revenues less the following items: (i) Charges; (ii) a reserve against returns (as calculated and held by Artemis' current or subsequent other distributor), which shall not exceed 20% of Net Billings; and
(iii) all taxes or other payments required to be paid by Company pursuant to applicable law, but only to the extent greater than zero, if any.

         (y) "Non-Affiliated Third Parties": Persons other than Persons as to which Artemis now or hereafter directly or indirectly holds more than a fifty percent (50%) interest or control (including joint ventures) or Persons in which the principals of Artemis now or hereafter collectively hold more than a fifty percent (50%) interest or control.

         (z) "Normal Distribution Channels: Normal retail distribution channels as commonly understood in the Record industry, and any other distribution channels utilized by the sales force of Artemis' affiliated branch distributor.

         (aa) "Member": Each of Artemis and Antra.

         (bb) "Person": Any individual, corporation, partnership, association, or other entity, or the legal successors or representatives of any of the foregoing.

         (cc) "Records", "Phonograph Records": Any device now or hereafter known, on or by which sound may be recorded and reproduced, which is manufactured or distributed primarily for home and/or consumer and/or jukebox use and/or use on or in means of transportation including "sight and sound" devices or Audio-Visual Devices.

         (dd) "Revenues": For any period, calculated in accordance with U.S. GAAP, the sum of (i) one hundred percent (100%) of the monies actually received by or credited to Company in the United States in respect of Net Billings solely attributable to the exploitation of Company Masters in the United States (expressly excluding any blanket licenses of Artemis' audio and/or audio-visual catalog of Master Recordings), and (ii) without duplication, the royalty income actually received by or credited to Company in the United States solely attributable to the exploitation of Company Masters outside of the United States.

         (ee) "Section 705(a)(2)(B) Expenditure": Any expenditure by Company of a type that is described in Section 705(a)(2)(B) of the Code (or treated as such pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)).

         (ff) "Side": A Recording embodying Artist's performance of one (1) Composition or the equivalent thereof, containing no less than two and one-half (2-1/2) minutes of continuous sound.

         (gg) "Single": A 7-inch vinyl disc Phonograph Record or its non-vinyl equivalent embodying no more than two (2) Sides.

         (hh) "Taxable Year": The taxable year of Company required by Section 706 of the Code.

         (ii) "Treasury Regulations": The official Treasury Department interpretation of the Code found in Title 26 of the Code of Federal Regulations.

         (jj) "U.S. GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case consistent with the manner in which the same are applied to the financial statements of Artemis.

                                    EXHIBIT B
                                    ---------

                            CERTIFICATE OF FORMATION

                                    EXHIBIT C
                                    ---------

                          WORKING CAPITAL LOAN FACILITY
                           NOTE AND SECURITY AGREEMENT

                                   EXHIBIT D
                                   ---------

                             FORM OF ANNUAL BUDGET

                                  EXHIBIT D-1
                                  -----------

                  [APPROVED ANNUAL BUDGET FOR FISCAL YEAR 2000]

                                   EXHIBIT E
                                   ---------

                  PRE-EXISTING ANTRA CONTRACTS AND OBLIGATIONS

                                   EXHIBIT F
                                   ---------



                                       47